Exhibit 99.1

Transcript of the
Bohai Pharmaceuticals Group, Inc. (BOPH)
Fiscal Year 2010 Earnings Conference Call
September 29, 2010

Participants
Darren Minton, Trilogy Capital Partners, President
Gene Hsiao, Bohai Pharmaceuticals Group Inc., CFO

Presentation

Greetings ladies and gentlemen, and welcome to the Bohai Pharmaceuticals Group fiscal year 2010 earnings conference call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host Darren Minton, Trilogy Capital Partners Bohai’s Investor Relations firm.  Mr. Minton you may begin.

Darren Minton – Trilogy Partners – President
Thank you Diego and thank you to everyone who has joined us today for Bohai Pharmaceuticals Group’s Fiscal Year 2010 Earnings Conference Call.  I am joined here today by Gene Hsiao, Bohai’s Chief Financial Officer.  Bohai is lucky to have someone of Gene’s caliber on board, as he has over 15 years of experience working with public companies, and as an added benefit to Bohai’s investors he is based in the United States and is fluent in both English and Mandarin.

There are a number of items that we look forward to discussing with you this morning including Bohai’s record financial results for the fiscal year ended June 30th 2010, recent developments in the traditional Chinese medicine industry (also known as “TCM”), as well as Bohai’s plans for the future.  At the conclusion of this call we will be answering questions during a brief Q&A session.

I also want to bring to your attention that a webcast and replay of his conference call will be available on Bohai Pharmaceuticals Group website www.bohaipharma.com.

Before we get started I will take a moment to read the safe harbor statement regarding today’s conference call.  This conference call will contain forward-looking statements within the meaning of the US Federal Securities Law concerning Bohai Pharmaceuticals Group, Inc.  Forward-looking statements can be identified by words such as “estimate,” “expect,” “project,” “guidance,” “intend,” “believe,” “anticipate,” “seek” and other words of similar meaning in connection with any discussion of future events.  Listeners are cautioned that Bohai’s actual results may differ materially or even substantially from what is stated in the forward looking statements depending on a number of risk factors, including, but not limited to risks associated with: general economic, political and business conditions in China; the Chinese government’s support of healthcare and TCM in China; Bohai’s manufacturing and shipment capabilities; market acceptance of both new and existing Bohai products; competition; Bohai’s sales and marketing initiatives; and Bohai’s corporate governance, accounting and disclosure procedures, as well as various other factors, many of which are beyond Bohai’s control.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the full listing of risk factors detailed in Bohai’s filings with the SEC.  Except as required by applicable law, Bohai undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

Now with that I would like to start the call with a few words from Bohai’s CFO, Gene Hsiao.  Gene?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO
Thank you, Darren.  Good morning everyone. It’s a pleasure to be here.
Our first order of business today will be providing a brief overview of Bohai’s business for those of you that are new to the company, and discussing the June 30 year-end financials in greater detail.  I’ll end our prepared remarks with Bohai’s recent developments, at which point we will enter the question and answer session.

Bohai Pharmaceuticals Group is involved in the production, manufacturing and distribution of herbal pharmaceuticals based on Traditional Chinese Medicine in China. Bohai’s medicines address common health problems ranging from arthritis to viral infections, and cardio vascular issues to respiratory diseases. Our products are sold either by prescription through hospitals, or over-the-counter through local pharmacies and retail drug store chains.

To understand our business model, it is important to have a general appreciation for the many macro-economic drivers that are currently influencing the healthcare system in China, as well as new PRC mandated policies that support the use of Traditional Chinese Medicine.  First and foremost, there is an ongoing and dramatic expansion of national health insurance in China through the implementation of new government programs established in early 2009 that are seeking to extend health insurance coverage to previously uncovered Chinese citizens.  With the government paying up to 90 percent of certain pharmaceutical products’ costs, these policies are opening up the pharmaceutical industry in China to a target demographic of approximately 900 million rural Chinese, who for the most part, have not purchased medicines on a large scale due to their limited income.

Going forward, it has been estimated that China plans to increase its healthcare spending from 96 billion in 2008 to approximately 125 billion by 2011, with the goal of covering 90% of its population with basic medical insurance at that time.  As these polices go into effect, and of further benefit to Bohai, the Chinese government is officially supporting the use of Traditional Chinese Medicine by including these drugs in its list of nationally reimbursable products.  Bohai’s three lead products, Tongbi Capsules, Tongbi Tablets and Lung Nourishing Cream, are eligible for reimbursement under China’s National Medical Insurance Program.

For this reason, in fiscal 2010 we placed (and we expect to continue to place) a significant emphasis on these products in our marketing budget through increased advertising, sales initiatives, and prescription drug promotion via conferences, seminars and directly to hospitals. With over 300 employees devoted to sales, operating from 20 offices throughout China, Bohai is committed to meeting the greater demand for Traditional Chinese Medicine.  As evidenced by our numbers this year, Bohai has positioned itself to take full advantage of the favorable market conditions in China.

Looking first at our consolidated year-end figures, our net revenues increased 20% to 59.3 million, up 10 million from 2009 net revenues of 49.3 million. We increased revenues primarily through sales of our main products: Lung Nourishing Cream (which is taken orally, similar to a cough syrup) and Tongbi Capsules and Tongbi Tablets (both of which treat arthritis).  As mentioned previously, each of these 3 products have been listed for national insurance coverage in China.  The increase in sales was also attributed to Bohai’s enhanced marketing strategy that was implemented in January 2010 when we raised 12 million dollars from US investors. As mentioned in the 10-K, due to temporary disruptions in the hospital bidding process, (as various PRC mandated healthcare policies have been implemented) fourth quarter net revenues decreased by approximately $173,000 compared to the same period of 2009.  Management believes that these changes to the local bidding process are temporary and they should NOT have a material impact on our overall sales going forward.

With Bohai’s increase in fiscal year 2010 net revenue, gross profit increased to 49.1 million as compared to 41.4 million last year.  Our overall gross profit margins as a percentage of revenue have now exceeded 80% for the last two fiscal years.  SG&A expenses increased to 36.3 million in fiscal 2010, compared to 31.3 million in 2009.  This increase was mainly attributable to an increase of advertising expense of approximately 2.3 million as part of Bohai’s increased marketing activities, as well as an increase on commission expense for our expanded sales team of approximately 2.7 million.

Bohai generated net income of 9.5 million in 2010, compared to 7.9 million last year, an approximate 19% increase.  Earnings per share increased to 57 cents per fully diluted share, or approximately 64 cents per basic share in 2010, compared to 60 cents per basic share in 2009.

Now, looking at the balance sheet. Cash and cash equivalents increased from 2.5 million as of June 30, 2009 to 17.1 million as of June 2010, mainly as a result of the 12 million dollar financing in January of this year and cash generated from operations.  As of June, current assets totaled 30.4 million, and current liabilities were 8.8 million. Working capital at the end of the year was a healthy 21.6 million, as compared to 8.5 million last year.  Derivative liabilities relating to investor and placement agent warrants for the year totaled 5.5 million.  Our shareholders' equity was 50.1 million compared to 33.4 million at June 30, 2009.
In addition to our record financial metrics, Bohai has experienced a number of significant events over the past year:

In January 2010, Bohai became a U.S. listed operating company and raised $12 million in a convertible note and warrant financing. Using these funds, Bohai has been implementing a proactive marketing strategy designed to significantly increased revenue on all the TCM products Bohai currently sells, with a particular focus on our 3 lead products.

In April and May of this year, Bohai introduced a total of five new products, increasing its total TCM offering from 10 to 15.  In addition, Bohai has the right to produce 14 additional products based on an aggregate portfolio of 29 TCM formulations that we are approved by the PRC government to manufacture.

Throughout the year, we have taken steps to enhance our corporate governance as we seek to be a model US listed Chinese company.  I was pleased to join the company earlier this year and in July we added three distinguished independent directors to join our CEO on the board.  Included in this group are a renowned expert in TCM, a well regarded public company accounting expert and the China Capital Markets group leader of an international law firm.

In September, as part of our increased investor awareness initiatives, Bohai conducted a non-deal US road show with our CEO Mr. Hongwei Qu, myself, and our PRC treasurer Lucy Jiang.  We visited numerous institutions, investment banks and prospective investors, in cities throughout the United States; however we want the investor community to know that this was only the first step in our enhanced awareness campaign and I will be conducting additional meetings and road shows due to my general availability as a CFO based in the United States.

As we move into fiscal 2011, we expect to further increase marketing and advertising for our growing portfolio of TCM medicines, with a particular focus on our lead products: Tongbi Capsules and Tongbi Tablets, formulated to treat various forms of arthritis, and Lung Nourishing Cream, a liquid product used in the treatment of asthma and other common respiratory ailments.  Not only are these products reimbursable through insurance in China, two of them are sheltered from competition in some way.  Tongbi Capsules are a “protected” medicine in China, meaning Bohai is the only manufacturer permitted to sell the product, and Lung Nourishing Cream was recently awarded a patent in June lasting 20 years.

As we wrap up the reporting for 2010 we would like to thank our shareholders for their continued support.  On a macro-level, we anticipate strong demand for Traditional Chinese Medicine as PRC policies, national insurance coverage, and various other economic drivers contribute to the benefit of our sales initiatives.

Now, that concludes our prepared remarks.  I’d like to thank you for joining us.  We will now be conducting our question and answer session.

Operator
Thank you.  Ladies and gentlemen we will now be conducting a question and answer session.  If you would like to ask a question please press *1 on your telephone keypad a confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the * keys.  One moment please while we poll for questions.  Our first question comes from Patrick Murphy of Murphy Analytics, please state your question.

<Q>:  Hello Gene, this is Pat Murphy, thanks for taking my call.  You mentioned that the Q4 flat sales was temporary and I just wanted to see how sales look in the first quarter of the new fiscal year?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO
Yes even though this information has not been disclosed but based on the first two months of the first quarter information the sales revenue is on track.

Operator
Thank you.  Once again if you have any questions please press *1 on your telephone keypad.  Our question comes from Ross Silver of Vista Partners.  Please state your question.

<Q>:  Yes thank you for taking my question.  Could you talk a little bit about the competitive landscape and some of the competitors that you are running up against, just to provide some transparency there?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO
Right, yes.  I think the advantage we have over our competitors is that first of all this is a very fragmented market and a lot of smaller companies use different products and we believe we are on top of the competition, because a lot of our products are either protected by the government under protective status or exclusive status and one of our products even has a patent awarded. So these are the advantages we have.  Again, it is a very fragmented market out there and our company has focused products, for example like for the arthritis and the lung nourishing cream, those are the products that, so far, we believe we are the leader in those fields.

Operator
Thank you.  Once again please press *1 if you have any questions.  Ladies and gentleman there are no further requests for questions at this time.  I will turn it back to management for closing remarks.

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO
Yes, thank you so much.  I would like to thank everyone for joining us this morning and attending Bohai’s first conference call.  We look forward to keeping investors apprised of our latest developments and holding regular earnings conference calls in the future.  Thank you so much.

Operator
Thank you.  Ladies and gentleman, this concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.